As filed with the Securities and Exchange Commission on March 23, 2012

Registration No. 333-153135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 9 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Bluerock Enhanced Multifamily Trust, Inc.

(Exact name of registrant as specified in its charter)

Heron Tower, 55 East 70th Street, 9th Floor

New York, New York 10022

(212) 843-1601

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

R. Ramin Kamfar

Bluerock Enhanced Multifamily Trust, Inc.

Heron Tower, 55 East 70th Street, 9th Floor

New York, New York 10022

(877) 826-2583

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard P. Cunningham, Jr., Esq.

Kaplan Voekler Cunningham & Frank, PLC

7 East 2nd Street

Richmond, VA 23224

(804) 525-1795

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-153135

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (No. 333-153135) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description
23.6	Consent of Freedman & Goldberg
23.7	Consent of KPMG LLP

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of March, 2012.

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	/s/ R. Ramin Kamfar	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 23, 2012
R. Ramin Kamfar

	*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 23, 2012
Jerold E. Novack

	*	President, Chief Investment Officer, and Director	March 23, 2012
James G. Babb, III

	*	Director	March 23, 2012
Brian D. Bailey

	*	Director	March 23, 2012
I. Bobby Majumder

	*	Director	March 23, 2012
Romano Tio

*By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Attorney-In-Fact